CERTIFICATE OF ELIMINATION
OF THE
4.25% REDEEMABLE CUMULATIVE CONVERTIBLE
PERPETUAL PREFERRED STOCK, SERIES C
OF
KANSAS CITY SOUTHERN

Pursuant to Section 151(g) of the
General Corporation Law of the
State of Delaware

Kansas City Southern, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provision of Section 151(g) of the Delaware General Corporation Law (the “DGCL”), does hereby certify:

FIRST: Pursuant to Section 151 of the DGCL and authority granted in the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board of Directors of the Corporation previously designated 400,000 shares of preferred stock as 4.25% Redeemable Cumulative Convertible Perpetual Preferred Stock, Series C, par value $1.00 per share (the “Series C Preferred Stock”), and established the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof as set forth in the Certificate of Designations, Preferences and Rights of 4.25% Redeemable Cumulative Convertible Perpetual Preferred Stock, Series C of Kansas City Southern (the “Series C Certificate of Designation”), with respect to such Series C Preferred Stock, which Series C Certificate of Designation was filed in the Office of the Secretary of State of the State of Delaware and is in full force and effect on the date hereof.  None of the authorized shares of Series C Preferred Stock are outstanding and none will be issued.

SECOND: Pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation and in accordance with the provisions of Section 151 of the DGCL, the Board of Directors of the Corporation, on October 12, 2010, duly adopted the following resolutions authorizing the elimination of the Series C Preferred Stock:

RESOLVED, that pursuant to the authority conferred on the Board of Directors by the provisions of Section 151 of the Delaware General Corporation Law (“DGCL”), the Board of Directors hereby eliminates the 4.25% Redeemable Cumulative Convertible Perpetual Preferred Stock, Series C, par value $1.00 per share (the “Series C Preferred Stock”), none of which is currently outstanding and none of which will be issued; and

FURTHER RESOLVED, that the appropriate officers of the Corporation, or any one or more of them, hereby are authorized, in the name and on behalf of the Corporation, pursuant to Section 151(g) of the DGCL, to execute and file a Certificate of Elimination of the Series C Preferred Stock with the Secretary of State of the State of Delaware, which shall have the effect when filed with the Secretary of State of the State of Delaware of eliminating from the Restated Certificate of Incorporation of the Corporation all matters set forth in the Certificate of Designations, Preferences and Rights of 4.25% Redeemable Cumulative Convertible Perpetual Preferred Stock, Series C of Kansas City Southern with respect to such Series C Preferred Stock.

THIRD: That in accordance with the provisions of Section 151 of the DGCL, the Certificate of Incorporation is hereby amended to eliminate all references to the Series C Preferred Stock, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of the preferred stock of the Corporation, without designation as to series.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, this Certificate of Elimination is executed on behalf of the Corporation by its duly authorized officer this 22nd day of October, 2010.

KANSAS CITY SOUTHERN

By: /s/ David L. Starling
Name: David L. Starling
Title: President and Chief Executive Officer